EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Lightwave Logic, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of Lightwave Logic, Inc. on Form S-3 to be filed on July 31, 2024 of our reports dated February 29, 2024, relating to the financial statements of Lightwave Logic, Inc. and the effectiveness of internal control over financial reporting, which reports were included in the Annual Report on Form 10-K filed February 29, 2024, and the reference to us under the caption “Experts” in the Registration Statement on Form S-3 to be filed on July 31, 2024.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

Date: July 31, 2024